Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Nash-Finch Company Amended and Restated 2009 Incentive Award Plan of Nash-Finch Company of our reports dated March 4, 2010, with respect to the consolidated financial statements and schedule of Nash-Finch Company included in its Annual Report (Form 10-K) for the year ended January 2, 2010, and the effectiveness of internal control over financial reporting of Nash-Finch Company filed with the Securities and Exchange Commission.
Minneapolis, Minnesota
March 5, 2010
/s/ Ernst & Young LLP